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                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY


                            ASSET PURCHASE AGREEMENT

                                      among

                              POLAROID CORPORATION,

                            POLAROID ID SYSTEMS, INC.


                                       and

                              DIGIMARC CORPORATION

                          Dated as of December 4, 2001


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                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT, dated as of December 4, 2001, by and among Polaroid Corporation, a Delaware corporation and a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code ("Polaroid" or the "Seller"), Polaroid ID Systems, Inc., a Delaware corporation, a wholly-owned subsidiary of Polaroid and a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the "Company" and collectively with Polaroid, the "Sellers") and Digimarc Corporation, a Delaware corporation (the "Buyer").

        WHEREAS, the Sellers are engaged in the Business (as defined below);

        WHEREAS, the Sellers have filed voluntary petitions with the Bankruptcy Court initiating cases under Chapter 11 of the Bankruptcy Code;

        WHEREAS, Buyer has executed and delivered to the Sellers this Agreement; and

        WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, subject to the approval of the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code, substantially all of the assets of the Business, all on the terms and subject to the conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        SECTION 1.1. Definitions. The following terms shall have the following meanings for the purposes of this Agreement.

        "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, third party claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, actual losses, expenses, and fees, including court costs and attorneys' fees and expenses.

        "Affiliate" means, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

        "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local or foreign Law.


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        "Agreement" means this Asset Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.

        "Assignment and Assumption Agreements" means those certain Assignment and Assumption Agreements executed by the Sellers or other Polaroid Seller Entities, as applicable, and the Buyer in substantially the form of Exhibit A hereto.

        "Assumed Liabilities" has the meaning set forth in Section 2.6 below.

        "Authority" means any governmental regulatory or administrative body, governmental agency, governmental subdivision or authority, any court or judicial authority, any public, private or industry governmental regulatory authority, whether foreign, national, federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any regulation.

        "Bankruptcy Code" means Title 11 of the United States Code, 11 U.S.C. Sections 101, et seq.

        "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware.

        "Bedford Sublease" means that Sublease dated August 24, 1994 between Computervision Corporation, as sublessor, and Polaroid, as subtenant, pursuant to which Polaroid subleases the land and buildings located at 201 Burlington Road, Bedford, MA, which contains approximately 125,000 square feet of improvements.

        "Benefit Plans" has the meaning set forth in Section 3.20 below.

        "Bills of Sale" means those certain Bills of Sale, executed by the Sellers or other Polaroid Seller Entities in substantially the form of Exhibit B.

        "Budget" means the amount of funding made available to the Business pursuant to the debtor-in-possession financing provided to Polaroid.

        "Business" means the United States government identification systems business and foreign government digital identification systems business of Seller, the Company and their affiliates, which includes, but is not limited to, the programs and Purchased Assets described on Schedule D and the programs contemplated by Schedule 5.3 of the Disclosure Schedule; provided, however, that the Business shall not include any other business of Seller or its affiliates including, without limitation, the following businesses of Seller and/or its affiliates: (i) the foreign government film identification systems business, foreign and United States commercial identification systems business, (ii) the foreign and United States biometric fingerprint reader business or any other identification system business of Seller or its affiliates, (iii) Guam Driver's License Program, (iv) "off the shelf" and "out-of-box" identification systems and/or programs, film or digital, which do not require customized software (other than minimal and necessary customization to implement said software programs for use with the customer's existing database system) or capital investments to implement a system or program in excess of $100,000, (v)



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identification systems and/or programs for governmental transportation authorities and/or agencies where used solely for the purpose of qualifying for a reduced fare from that authority and/or agency (for example, students, handicapped persons, senior citizens and the like, including but not limited to current contracts and or proposals with the Chicago Transit Authority, Illinois Regional Transit Authority and Los Angeles Transit Authority), (vi) identification systems and/or programs for prisons/correctional authorities, agencies, and/or facilities, and/or (vii) government film identification systems and/or programs (other than United States state drivers license programs and those programs identified on Schedule D) where the total aggregate revenue is reasonably expected not to exceed $350,000 in any future 12 month period.

Solely for the purpose of determining the fields of application of the licensed technology, "Business" shall be defined to include:

        (a) those technologies, applications and services that are required through requests for proposal ("RFPs") or similar documents to execute in a fully compliant manner identification programs of MultiNational, National, State or Provincial governments that include Driver License, National Identification, Voter Identification, Social Security Identification or Eligibility, Medical Benefits eligibility or similar credentials or identification programs that will enroll over 1 million participants; and

        (b) identification programs of all kinds that are intimately coupled with programs of MultiNational, National, State or Provincial governments that include Driver License, National Identification, Voter Identification, Social Security Identification or Eligibility, Medical Benefits eligibility or similar credentials or identification programs that will enroll over 1 million participants. "Intimately coupled" shall mean that the RFP for the programs require the use of substantially the same facilities, equipment, processes and raw materials as the larger programs noted above.

        "Business Confidential Information and Trade Secrets" means any technical and/or business information that relates to the Business, that is not already available to the public, that is not otherwise utilized by the Seller or its Affiliates outside the Business and that is currently in the possession of the Company or the Polaroid Seller Entities.

        "Business Employees" means all salaried employees of the Business immediately prior to the Closing Date, including any employees of Polaroid, the Company or their Affiliates who are involved primarily in matters related to the Business wherever located.

        "Buyer" has the meaning set forth in the preface above.

        "Buyer Indemnified Parties" has the meaning set forth in Section 9.2 below.

        "Chapter 11 Cases" means the pending cases commenced by Sellers and certain of their Affiliates under Chapter 11 of the Bankruptcy Code.

        "Closing" has the meaning set forth in Section 2.4 below.



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        "Closing Date" has the meaning set forth in Section 2.4 below.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the preamble above.

        "Company Benefit Plan" means any Benefit Plan which is sponsored or maintained by the Company.

        "Company Customer Contracts" means the contracts among the Company and the customers listed on Schedule 3.24 hereto, but shall not include any Contract which Buyer elects not to assume pursuant to Section 2.8.

        "Confidential Information" shall mean any information, regardless of the form in which such information is communicated, about the Business, Polaroid or any Affiliate of Polaroid furnished to the Buyer or to the Buyer's Representatives by or on behalf of Polaroid or any of its Representatives, after October 18, 2001, including any of the following: trade secrets; production or manufacturing methods or processes; client or customer lists or information; information regarding sources of supply or distribution channels; information concerning the skills or compensation of employees; business methods; software code; scientific and technical data; information concerning prices or fees; information concerning product development, marketing or release plans; and information concerning investments, strategic alliances and partnerships, joint ventures, acquisitions and divestitures.

        "Continuing Employee" has the meaning set forth in Section 5.12(a).

        "Contract" means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is intended or purports to be binding and enforceable.

        "Cure Costs" has the meaning set forth in Section 5.15 below.

        "Customer Contracts" means the Polaroid Customer Contracts and the Company Customer Contracts, but shall not include any Contract which Buyer elects not to assume pursuant to Section 2.8.

        "Designated Contracts" has the meaning set forth in Section 2.1(a)(iii), but shall not include any Contract which Buyer elects not to assume pursuant to
Section 2.8.

        "Disclosure Schedule" has the meaning set forth in Article III.

        "Employee Benefit Plan" means any (a) Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan, (c) retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not



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constitute an employee benefit plan (as defined in section ERISA Section 3(3)), or (d) material fringe benefit or other retirement, bonus, or incentive plan or program.

        "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

        "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

        "Environmental Laws" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar federal, state or local statutes.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Code Section 414.

        "Escrow Account" means all funds held by the Escrow Agent pursuant to the Escrow Agreement.

        "Escrow Agent" means the escrow agent selected by the parties to act pursuant to the Escrow Agreement.

        "Escrow Agreement" means the Escrow Agreement, to be dated as of the Closing Date, among Seller, Buyer and the Escrow Agent in substantially the form of Exhibit E hereto.

        "Escrow Amount" has the meaning set forth in Section 2.3 below.

        "Excluded Assets" means the assets set forth on Schedule C.

        "Executive Management Group" means John Munday, Walter Byron, Timothy Carroll, Scott Haigh, Robert Jones, Kevin Keipper, Leo Kenen, Leevi Raassina, Brian Bresnahan, Colin Stewart, and any other employees of the Company with a financial interest or expectancy in PIDS Holdings, Inc. or any Affiliate thereof.



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        "Filing Date" means the filing date of the Chapter 11 Cases.

        "Financial Statements" means the following:

                (a) the audited financial statements of the Business for the fiscal years ended December 31, 1999 and 2000 (including all notes thereto), which are included in Schedule 3.6 consisting of the balance sheet at such dates and the related statements of earnings and cash flows for the twelve month periods then ended;

                (b) the unaudited financial statements of the Business as of June 30, 2001 (which shall include, for comparative purposes, unaudited financial statements as of June 30, 2000), which are included in
        Schedule 3.6, consisting of the balance sheet at such date and the related statements of earnings and cash flows for the six month period then ended prepared consistently with the audited financial statements.

        "Final Order" means an order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired.

        "GAAP" means United States generally accepted accounting principles as in effect from time to time.

        "Hazardous Substance" means any material or substance which (a) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Laws) or (b) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Laws.

        "Indemnified Party" has the meaning set forth in Section 9.4 below.

        "Indemnifying Party" has the meaning set forth in Section 9.4 below.

        "Intellectual Property" means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with reissues, continuations, continuations-in-parts, divisions, provisional applications, reexaminations, foreign related applications and foreign patents thereof, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations, and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith, (c) copyrightable works, copyrights, and applications, registrations, and renewals in connection therewith, (d) mask works and applications, registrations, and renewals in connection therewith, (e) trade secrets and Business Confidential Information and Trade Secrets (including ideas,



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research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) computer software (including data and related documentation), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium) as defined in the Intellectual Property Assignment and License Agreement.

        "Intellectual Property Assignment and License Agreement" means the Intellectual Property Assignment and License Agreement, among the Sellers and the Buyer, in substantially the form of Exhibit G hereto.

        "Interim Business Funding" means a cash amount equal to $150,000 per day for the number of days from and including the date of the Sale Order through and including the Closing Date not to exceed $1,650,000.

        "IRS" means the Internal Revenue Service.

        "Knowledge" means actual knowledge after reasonable investigation.

        "Knowledge of the Seller or the Company" means the Knowledge of the directors of the Company, the officers of the Company, Neal Goldman, the chief corporate counsel of Seller, Arthur Braunstein, Harry Carey, William Flaherty, for purposes of the representations and warranties in Section 3.25, Greg Ellery, Terry Carlson, Arthur Braunstein, Gianfranco Palma, and the General Managers of any other Polaroid Seller Entity, and for purposes or Section 3.11, Edward Roman, consultant to the Seller.

        "Latest Balance Sheet" means the unaudited balance sheet of the Company dated as of June 30, 2001.

        "Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Authority.

        "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        "Lien" means any mortgage, lien, charge, pledge, security interest or other encumbrance.

        "Major Customer" means any U.S. state, foreign government or governmental agency that is a customer of the Business pursuant to a written agreement or otherwise.

        "Major Supplier" means the 10 largest suppliers of the Business (including Polaroid) in terms of Purchases during each of the 1999 and 2000 fiscal years.

        "Material Adverse Effect" shall mean any circumstances, developments or matters whose effect on the Business, properties, assets, results, operations and condition (financial and other)



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of the Business, either alone or in the aggregate, is or would reasonably expected to be materially adverse, except any such effect resulting from or arising in connection with (i) the unwillingness of one or several Major Customers to renew a contract relating to the Business upon such contract's scheduled expiration or termination, and (ii) the Business not having been awarded one or several contracts applied for prior to the Closing Date.

        "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

        "Order" means any decree, order, injunction, rule, judgment, consent of or by an Authority.

        "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice of the Business prior to the Filing Date and from the Filing Date through the Closing Date, means the ordinary course of business consistent with past custom and practice of the Business to the extent permitted or required by the Budget and to the extent permitted or required by the proceedings of the Chapter 11 Cases.

        "Permits" has the meaning set forth in Section 3.22 below.

        "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

        "Polaroid" has the meaning set forth in the preamble above.

        "Polaroid Customer Contracts" means the contracts among Polaroid or one of the Polaroid Seller Entities and the customers listed on Schedule 3.24 hereto, but shall not include any Contract which Buyer elects not to assume pursuant to Section 2.8.

        "Polaroid Seller Entities" means Polaroid, the Company and the Affiliates of Polaroid which as of the date hereof own the Purchased Assets which are listed on Schedule A hereto.

        "Purchase Price" is defined in Section 2.2(a).

        "Purchased Assets" is defined in Section 2.1.

        "Representative" means, with respect to a Person, the Person's Affiliates and its and their respective directors, officers, employees, agents and advisors (including financial advisors, counsel, lenders and accountants).

        "Sale Procedures Order" is defined in Section 5.4(a).

        "Sale Order" means an order of the Bankruptcy Court in substantially the form attached hereto as Exhibit K, approving the consummation of the transactions contemplated by this Agreement, under Sections 105, 363 and 365 of the Bankruptcy Code, as adapted to reflect this transaction with the Buyer, rather than PIDS Holdings, Inc.



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        "Schedules" means the disclosure schedules accompanying this Agreement.

        "Seller Indemnifying Parties" has the meaning set forth in Section 9.2 below.

        "Sellers" is defined in the preamble above.

        "Shared Services Agreement" means the Shared Services Agreement, to be dated as of the Closing Date, among Polaroid and Buyer in substantially the form of Exhibit H hereto.

        "Specified Notice Parties" means, collectively, (i) each and every party to a Designated Contract; (ii) each and every Authority applicable to the Sellers or any of the Purchased Assets (including the Permits) or with respect to which any of the Purchased Assets is subject; (iii) each and every holder of a Lien on any of the Purchased Assets; (iv) the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases; (v) the Office of the United States Trustee for the District of Delaware; (vi) any and all other persons and entities upon whom the Sellers are required (pursuant to the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or any order of the Bankruptcy Court) to serve such notice; and (vii) any and all other persons and entities upon whom the Buyer instructs the Sellers to serve such notice.

        "Subsidiary" means any corporation, partnership or limited liability company with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

        "Supply Agreement" means the ID Products Supply Agreement, to be dated as of the Closing Date, among Polaroid and Buyer in substantially the form of
Exhibit I hereto.

        "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Third Party Claim" has the meaning set forth in Section 9.4 below.

        "Transaction Documents" means this Agreement, Assignment and Assumption Agreements, Bills of Sale, Escrow Agreement, Escrowed Assignment Agreements, Intellectual Property Assignment and License Agreement, Shared Services Agreement, Transition Services Agreement, Second Escrow Agreement and Supply Agreement.

        "Transfer Taxes" shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes including any VAT and GST Taxes, that may be imposed in connection with the transfer of the Purchased



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Assets or assumption of Assumed Liabilities, together with any interest and additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

        "Transition Services Agreement" means the Transition Services Agreement, to be dated as of the Closing Date, among Polaroid and Buyer in substantially the form of Exhibit I hereto, which shall have a term of no longer than 6 months from the Closing Date.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

        SECTION 2.1. Basic Transaction.

        (a) At the Closing, on and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from Sellers, and Sellers agree to sell, assign, transfer, convey and deliver to the Buyer, or cause to be assigned, transferred, conveyed and delivered by the other Polaroid Seller Entities to the Buyer, all of the assets of the Sellers and other Polaroid Seller Entities used primarily in the Business and necessary to conduct the Business as presently conducted, wherever located, including the assets reflected in the Latest Balance Sheet (other than assets disposed of since the date of the Latest Balance Sheet in the Ordinary Course of Business), assets used in connection with the programs listed on Schedule D, assets of the types listed below other than Excluded Assets and all assets described on Schedule D hereto (collectively, the "Purchased Assets") (to the extent Purchased Assets are not owned or leased by Sellers, Seller shall cause such assets to be conveyed to Buyer):

                (i) all accounts receivable associated with the Business;

                (ii) all personal property, equipment, trade fixtures, supplies and other tangible property owned by Sellers and their Affiliates and used primarily in the Business;

                (iii) all Contracts and leases, including those listed on Schedule D hereto, associated with, relating to or entered into in connection with the Business, that the Buyer in its discretion causes to be assumed by the Sellers and assigned to Buyer in accordance with
        Section 2.8 hereof (the "Designated Contracts"), but not including those listed on Schedule C hereto;

                (iv) the Intellectual Property listed on Schedule D hereto and any and all claims, causes of actions, and choses in action arising pursuant to Intellectual Property assigned to the Buyer under the Intellectual Property Assignment and License Agreement;

                (v) all of the vehicles set forth on Schedule D;

                (vi) all of the inventories existing on the Closing Date and used in connection with the Business, including all raw materials, components, work in process, unfinished and finished goods inventories, wherever located, and which relate primarily to the Business, including those set forth on Schedule D;



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                (vii) all goodwill of the Business;

                (viii) with respect to the Business all (a) production records,
        (b) product files, (c) technical information, (d) sales records, (e) product development techniques or plans, (f) customer lists and files (including customer credit and collection information), (g) details of client or consultant contracts, (h) operational methods, (i) historical and financial records and files, (j) any and all information or documents relating to vendors and (k) other proprietary information relating to the Business, together with the papers and records relating to the Business, all maintenance and production records and all plans and designs of buildings, structures, fixtures and equipment;

                (ix) all Permits relating to the Business, to the extent transferable, including those set forth on Schedule D hereto, and any and all claims, causes of actions, and choses in action arising pursuant to the Permits;

                (x) all purchase orders of the Business, that the Buyer in its discretion causes to be assumed by the Sellers and assigned to Buyer in accordance with Section 2.8 hereof; and

                (xi) any and all other assets and rights that are not of the type or character referenced in Section 2.1(i) -- (x) and which are used primarily in the Business.

        (b) The Sellers shall assign to Buyer, and Buyer shall assume from Sellers, the Designated Contracts.

        (c) The Designated Contracts of the Sellers included in the Purchased Assets transferred to the Buyer at the Closing will have been deemed to have been assumed by the Sellers and assigned to the Buyer in accordance with Section 365 of the Bankruptcy Code, including without limitation Section 365(a). With regard to Escrowed Assets, particular Designated Contracts and purchase orders included in the Purchaser Election will have been deemed to have been assumed by the Sellers and assigned to the Buyer as of the Purchaser Election Date in accordance with Section 365 of the Bankruptcy Code, including without limitation
Section 365(a).

        SECTION 2.2. Purchase Price. In consideration for the Purchased Assets, the Buyer shall pay the sum of $56,500,000 (the "Purchase Price") plus the amount of Interim Business Funding in the following manner:

        (a) Upon execution of this Agreement, the Buyer shall pay the amount of $8,600,000 to Seller which, together with the amount of $1,400,000 previously delivered to Seller in accordance with the Sale Procedures Order (collectively, the "Good Faith Deposit"), shall be held by the Sellers in an interest-bearing escrow account in accordance with the terms of this Agreement.

        (b) On or before December 7, 2001, the Buyer shall take any one of the following actions:



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        (i) deposit the Escrow Amount into the Escrow Account pursuant to
Section 2.3;

        (ii) secure performance bonds in each jurisdiction set forth in Schedule 2.2(b)(ii) and which the Buyer is assuming the Customer Contract for such jurisdiction;

        (iii) obtain and maintain a commitment letter containing customary terms and conditions from a reputable financial institution for the procurement of performance bonds in each jurisdiction in which the Buyer is assuming Customer Contracts and in which the Buyer is required by such jurisdiction to maintain performance bonds; or

        (iv) obtain and maintain a letter of credit in the amount of $31,000,000 containing customary terms and conditions and reasonably agreeable to the Buyer and Seller, including that such letter of credit would (A) remain in place until such time as the Buyer procures performance bonds, or a commitment letter containing customary terms and conditions from a reputable financial institution for the procurement of performance bonds, in each jurisdiction in which the Buyer is assuming Customer Contracts and in which the Buyer is required by such jurisdiction to maintain performance bonds and (B) be available to Seller to satisfy the Buyer's indemnity obligations in Section 9.3(c) hereof, but only until the Buyer's procurement of performance bonds or a commitment letter to procure performance bonds meeting the requirements of Section 2.2(b)(ii) or
Section 2.2(b)(iii) has been met;

        provided, however, that should the Buyer initially deposit the Escrow Amount into the Escrow Account in accordance with Section 2.2(b)(i) above and, thereafter, meet the terms of either Section 2.2(b)(ii), Section 2.2(b)(iii) or
Section 2.2(b)(iv) prior to the Closing, the Escrow Amount plus all accrued interest thereon shall be immediately refunded by the Seller to the Buyer.

        (c) On the Closing Date, the Buyer shall pay a cash amount of $46,500,000 plus the amount of Interim Business Funding, less interest accrued through the Closing Date on the Good Faith Deposit, and the Seller may retain the Good Faith Deposit as payment towards the Purchase Price.

        (d) Pursuant to the terms of Section 5.15, at the Closing the Buyer shall pay the Cure Costs for the Designated Contracts transferred to the Buyer.

        (e) All cash amounts to be paid to the Seller by the Buyer shall be paid by means of wire transfers of immediately available funds to an account or accounts designated by Seller at least two (2) business days prior to the Closing or the applicable payment date.

        SECTION 2.3. Escrow. If applicable pursuant to Section 2.2(b), the Buyer shall pay $31,000,000 (the "Escrow Amount") into escrow on or before December 7, 2001. The Escrow Amount shall be released on the date and terms set forth in the Escrow Agreement; provided, however, that if the Escrow Amount plus all accrued interest thereon has not been refunded to the Buyer prior to the Closing, the Escrow Amount and such accrued interest shall only be distributed to the Buyer when, as and if the performance bonds are secured in each jurisdiction set forth in Schedule 2.2(b)(ii) and which the Buyer is assuming the Customer Contract for such jurisdiction.

        SECTION 2.4. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104-0050, commencing at 9:00 a.m. local time (or at such other time and place as the parties mutually agree to) on or before the third business day following the expiration or early termination of the waiting period under the HSR Act and satisfaction or waiver of all other conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the "Closing Date").

        SECTION 2.5. Casualty and Condemnation. In the event of any damage or destruction by reason of any casualty to any of the Purchased Assets after the date hereof and prior to the Closing Date, or if prior to the Closing Date there shall be any taking by condemnation or eminent domain of any of the Purchased Assets, the Sellers shall (i) in the case of damage or destruction, pay over to Buyer at Closing any insurance proceeds received by the Polaroid Seller Entities prior to the Closing Date and assign to Buyer all of the Polaroid Seller Entities' right, title and interest in and to any additional proceeds related to such damage or destruction and (ii) in the case of condemnation or eminent domain, pay over to Buyer all awards received by the Polaroid Seller Entities on account of such condemnation or eminent domain prior to the Closing Date and assign to Buyer all of the Polaroid Seller Entities' right to receive any additional awards related to such condemnation or eminent domain; provided, that if all such casualties and takings by condemnation or eminent domain have, collectively, a Material Adverse Effect, Buyer shall have the right to terminate this Agreement prior to the Closing Date.

        SECTION 2.6. Assumption. Except for any and all Liabilities arising under or related to the assumed Customer Contracts and the Liabilities set forth on Schedule E (collectively, the "Assumed Liabilities"), Buyer shall not assume any other Liabilities relating to the Business, including any claim by Sigma Systems, Inc. against Polaroid, the Company or any other Polaroid Seller Entities.

        SECTION 2.7. No Other Liabilities Assumed. Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement, Buyer will not assume any obligation or Liability of Sellers or other Polaroid Seller Entities, other than the Assumed Liabilities.

        SECTION 2.8. Buyer Election to Cause Assumption or Rejection of
Contracts.

        (a) Notwithstanding any provision of this Agreement (or any Schedule hereto) to the contrary, all Designated Contracts as well as all purchase orders of the Business relating to obligations arising prior to the Filing Date shall, except for all Customer Contracts other than Contracts with the State of Minnesota, the State of Oregon and the State of New Hampshire, be placed in escrow pursuant to this Section 2.8 (the "Escrowed Assets"), which such Escrowed Assets (i) shall neither be deemed "Purchased Assets" nor "Excluded Assets" except as provided in this Section 2.8 and (ii) with regard to the Contracts with the State of New Hampshire and the

State of Oregon, the Buyer may only choose not to include such Contracts in the Purchaser Election (described below) if, in accordance with the understanding of the particular state, the Sellers and the Buyer as of the date hereof, an amendment to the particular state's Contracts, in form and substance acceptable to the Sellers, the applicable state and the Buyer, is not executed and delivered in lieu of the payment of any Cure Costs under the original Contracts.

        (b) The Sellers and the Buyer shall, at the Closing, execute a Second Escrow Agreement, substantially in the form attached hereto as Exhibit C (the "Second Escrow Agreement"), and the Sellers shall, and shall cause the other Polaroid Seller Entities to, deliver to the Escrow Agent (as defined in the Second Escrow Agreement, hereinafter, the "Second Escrow Agent") Assignment and Assumption Agreements and/or any other documents necessary to transfer title to the Buyer of the Escrowed Assets (collectively, the "Escrowed Assignment Agreements"), each duly executed by the Sellers or the other Polaroid Seller Entities, as applicable, and in the forms attached hereto as Exhibit D, relating to the Escrowed Assets. The Second Escrow Agreement shall terminate on the tenth
(10th) day following the Closing (the "Second Escrow Closing Date"). From the Closing Date to and including the Second Escrow Closing Date, as applicable, the Sellers shall, or, if applicable, the Sellers shall cause the other Polaroid Seller Entities to, hold the Escrowed Assets in trust (and as a fiduciary) for the Buyer and the Buyer shall, as the subcontractor to the Sellers or, if applicable, as subcontractor to the other Polaroid Seller Entities, perform all the obligations of the Sellers or other Polaroid Seller Entities, as applicable, with regard to such Escrowed Assets for such period of time until the Buyer elects to make the Purchaser Election with regard to such assets or such assets are deemed "Excluded Assets" pursuant to the terms of this Agreement. The Buyer may at any time after the Closing Date, but only once on or before the Second Escrow Closing Date (the "Purchaser Election Date"), direct the Second Escrow Agent to add particular Escrowed Assets to the exhibits to the Escrowed Assignment Agreements in order to designate the Escrowed Assets Buyer desires to acquire (the "Purchaser Election"), provided that, with regard to such particular Escrowed Assets, the Buyer has paid to the party entitled to a Cure Cost, if any, an amount equal to the Cure Cost or objection amount, as applicable and if any, or the Buyer has made another arrangement with the party, in each case in accordance with the Sale Order and the Purchase Agreement. Unless and until the Purchaser Election occurs, particular Escrowed Assets shall neither be "Excluded Assets" nor Purchased Assets, notwithstanding the execution and delivery to the Second Escrow Agent of the Escrowed Assignment Agreements. If the Purchaser Election occurs, the Escrowed Assets identified in such Purchaser Election shall thereupon become Purchased Assets and all other Escrowed Assets shall be rejected by the Sellers, shall not become Designated Contracts, shall not create any Assumed Liabilities for the Buyer, and shall be deemed "Excluded Assets" for purposes of this Agreement. Notwithstanding any other provision in this Agreement, if the Purchaser Election occurs, the parties hereto agree that the Second Escrow Agent shall deliver to the Buyer the Escrowed Assignment Agreements with completed exhibits thereto reflecting the Escrowed Assets as to which the Purchaser Election has been made. If at the time of the Second Escrow Closing Date no Purchaser Election has been made, the Escrowed Assignment Agreements shall be null and void and all Escrowed Assets shall be rejected by the Sellers, shall not become Designated Contracts, shall not create any Assumed Liabilities for the Buyer, and shall be deemed "Excluded Assets" for purposes of this Agreement.

        (c) With regard to Customer Contracts included in the Escrowed Assets, the Buyer acknowledges and agrees that it will perform any and all obligations of the Sellers or other Polaroid Seller Entities, as applicable, in order to continue the performance of the obligations of the Sellers or other Polaroid Seller Entities, as applicable, under such Customer Contracts that are Escrowed Assets for the period from the Closing Date through and including the Purchaser Election Date.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLERS

        Polaroid hereby represents and warrants to the Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement, and, except as amended pursuant to Section 5.8, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article
III), except as set forth in the disclosure schedule attached to this Agreement (the "Disclosure Schedule"), which shall be deemed to be representations and warranties as if made hereunder. The mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs and/or sections corresponding to the section numbers of this Agreement. An item disclosed in any Schedule shall be deemed disclosed for purposes of any Schedules as to which reasonably particular cross references have been included.

        SECTION 3.1. Authorization of Transaction. Each Seller has full corporate or similar power and authority to execute and deliver the Transaction Documents, as applicable, and to perform its obligations thereunder. Except as required by the Bankruptcy Court or Bankruptcy Code, Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Documents.

        SECTION 3.2. Brokers' Fees. Except as set forth on Schedule 3.2 Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

        SECTION 3.3. Title to Purchased Assets.

        (a) Ownership. At the time of the conveyance of the Purchased Assets, the applicable Polaroid Seller Entity is the sole and exclusive owner of and holds good and marketable title thereto, free of any Lien; and upon execution and delivery of the Assignment and Assumption Agreements or Bills of Sale, Buyer shall have all of the right, title and interest of the Sellers in and to the Purchased Assets, free of any Lien.

        (b) Files. The Sellers will deliver or cause to be delivered to Buyer on the Closing Date all documents, certificates, agreements, instruments and files in the Polaroid Seller Entities' possession relating to each Purchased Asset.

        SECTION 3.4. Organization, Qualification, and Corporate Power. Each Seller is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation listed on Schedule 3.4. Polaroid and the Company are duly authorized to conduct the Business and are in good standing under the Laws of each jurisdiction where the Business is conducted listed on Schedule 3.4.

        SECTION 3.5. Noncontravention. Neither the execution and the delivery of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate in any material respect any applicable constitution, Law, settlement agreement, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Polaroid Seller Entities is subject or any provision of the articles of incorporation or bylaws of Seller or the Company, except insofar as the transactions contemplated hereby relating to Customer Contracts, including the assignment, or assignment of any rights or obligations pursuant to or in connection with such Customer Contracts may be deemed to be a violation of Law, or (ii) except as set forth on
Schedule 3.5 conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract, lease, license, instrument, or other arrangement to which any of the Polaroid Seller Entities is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except insofar as the transactions contemplated hereby relating to Customer Contracts, including the assignment, or assignment of any rights or obligations pursuant to or in connection with such Customer Contracts may result in a breach or default thereunder. Except as set forth on Schedule 3.5 and the issuance of the Sale Order, neither Seller nor any of the Polaroid Seller Entities needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

        SECTION 3.6. Financial Statements. The Financial Statements of the Business are set forth on Schedule 3.6. The Financial Statements as well as the unaudited financial statements of the Business as of September 30, 2001 (consisting of the balance sheet at such date and the related statement of earnings for the nine month period then ended and, for comparative purposes, the balance sheet and related statement of earnings as of September 30, 2000) have been prepared in accordance with GAAP (except for the absence of notes in the interim statements) consistently applied, are true, correct and complete, and present fairly the financial position, cash flows and income of the Business in accordance with GAAP (except for the absence of notes in the interim statements) as of the dates thereof and the revenues, expenses and results of operations of the Business for the periods covered thereby. The Financial Statements as well as the unaudited financial statements of the Business as of September 30, 2001 are part of the books and records of the Business and of the Company and do not reflect any transactions which are not bona fide transactions.

        SECTION 3.7. Events Subsequent to Latest Balance Sheet. Since the date of the Latest Balance Sheet, other than the actions taken in connection with this Agreement and the Chapter 11 Cases, there has not been any change in the business, financial condition, operations or results of operations of the Business, which would have a Material Adverse Effect on the Business, provided, however, that for purposes of determining whether there has been any such Material Adverse Effect, any adverse change resulting from the taking of any action contemplated by this Agreement or set forth on Schedule 3.7 of the Disclosure Schedule shall be disregarded. Without limiting the generality of the foregoing, since that date:

        (a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

        (b) except as set forth on Schedule 3.7(b), the Company has not entered into any Contract, lease, or license (or series of related Contracts, leases, and licenses) involving more than $50,000 and outside the Ordinary Course of Business;

        (c) except as set forth on Schedule 3.7(c), no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, Contract, lease or license (or series of related Contracts, leases and licenses) to which the Company is a party or by which it is bound outside the Ordinary Course of Business;

        (d) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

        (e) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

        (f) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

        (g) there has been no change made or authorized in the articles of incorporation or by-laws of the Company;

        (h) except for hourly employees and except as set forth on Schedule 3.7(h), the Company has not granted any increase in the base compensation of any of its directors, officers, and employees or made any other change in employment terms for any of its directors, officers, and employees, in each case, with respect to those directors, officers and employees, whose annual compensation, including any bonuses, equals or exceeds $50,000;

        (i) except as set forth on Schedule 3.7(i), the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, Contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

        (j) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

        (k) the Company has not committed to any of the foregoing.

        SECTION 3.8. Legal Compliance. Except as set forth on Schedule 3.11, each Seller has complied in all material respects with, and is not in material violation of, all material Laws to which the Purchased Assets or Assumed Liabilities are subject of federal, state, local, and foreign governments (and all agencies thereof) (excepting Environmental Laws, Laws related to Taxes and Intellectual Property and any Laws referred to in Sections 3.18 and 3.19).

        SECTION 3.9. Tax Matters. (a) All Tax Returns with respect to the Purchased Assets or income attributable therefrom that are required to be filed before the Closing Date have been or will be filed, the information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been or will be paid in full, to the extent that a failure to file such Tax Returns or pay such Taxes, or an inaccuracy in such Tax Returns, could result in the Buyer being liable for such Taxes or could give rise to a Lien on the Purchased Assets.

        (b) No Seller that is transferring to the Buyer a "United States real property interest" as defined in Section 897(c) of the Code is a "foreign person" as defined in Section 1445(f)(3) of the Code.

        SECTION 3.10. Real Property.

        (a) The Company does not own any real property.

        (b) Schedule 3.10(b) lists and describes briefly all real property leased or subleased to the Company (the "Leased Property"). Seller has delivered to the Buyer correct and complete copies of the leases and subleases and other agreements for occupancy, including all amendments, extensions and other modifications thereto ("Leases") with respect to each Leased Property, as listed in Schedule 3.10(b). Except as otherwise set forth in Schedule 3.10(b) of the Disclosure Schedule, with respect to each Lease listed in Schedule 3.10(b):

                (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect except as such enforcement may be limited or prohibited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of rights generally and by general principles of equity (whether applied in a proceeding, at law or in equity);

                (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby except as such enforcement may be limited or prohibited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of rights generally and by general principles of equity (whether applied in a proceeding, at law or in equity);

                (iii) to the Knowledge of the Seller and the Company no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                (iv) to the Knowledge of the Seller and the Company no party to the lease or sublease has repudiated any provision thereof;

                (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                (vii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                (viii) all facilities leased or subleased thereunder have received all material approvals of governmental Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Laws, rules, and regulations; and

                (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities in connection with the Business.

        (c) Except for agreements set forth on Schedule 3.10(c), there are no agreements or understandings pertaining to the Company's occupancy of 713 W. Del Paso Road, Sacramento, California which have not been disclosed to the Buyer in writing.

        SECTION 3.11. Intellectual Property.

        (a) Except as set forth on Schedule 3.11(a), the Sellers own or have the right to use pursuant to license, sublicense, Contract, or permission, and Buyer will own or have the right to use pursuant to the Intellectual Property Assignment and License Agreement, and the Trade Name License Agreement, all Intellectual Property necessary for the operation of the Business as presently conducted or as proposed (in response to pending RFPs) to be conducted. Each item of Intellectual Property owned or used by the Sellers in the operation of the Business on or prior to the Closing hereunder will be owned or available for use by the Buyer on the terms and conditions set forth in the Intellectual Property Assignment and License Agreement and the Trade Name License Agreement. The Sellers have taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses in the operation of the Business.

        (b) Except as set forth on Schedule 3.11(b), to the Knowledge of Seller (and employees with responsibility for Intellectual Property matters) and the Company, the Sellers have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller nor the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Sellers must license or refrain from violating any Intellectual Property rights of any third party). To the Knowledge of Seller (and employees with responsibility for Intellectual Property matters) and the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Business.

        (c) Schedule 3.11(c) identifies each patent, registration, or certificate which has been issued to the Sellers with respect to any Intellectual Property, identifies each pending patent application or application for registration which the Sellers have made with respect to any Intellectual Property, and identifies each license, Contract or other permission which the Sellers have granted to any third party with respect to any Intellectual Property (together with any exceptions). Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, Contracts and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership, maintenance and prosecution (if applicable) of each such item in accordance with the terms of the Intellectual Property Assignment and License Agreement Schedule 3.11(c) identifies each trade name or unregistered trademark used by the Sellers in connection with its Business. With respect to each item of Intellectual Property identified on Schedule 3.11(c):

                (i) the Sellers possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction except for liens and encumbrances arising from the Chapter 11 Cases which shall be released or terminated as of the Closing Date;

                (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge except for liens and restrictions arising from the Chapter 11 Cases which shall be released or terminated as of the Closing Date;

                (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller (and employees with responsibility for Intellectual Property matters) and the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                (iv) the Sellers have not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

        (d) Schedule 3.11(d) identifies each item of Intellectual Property that any third party owns and that the Sellers use pursuant to license, sublicense, Contract or permission. Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, Contracts and permissions (as amended to date). With respect to each item of Intellectual Property owned by a third party that the Company uses pursuant to license, sublicense, Contract or permission, the Seller to its knowledge represents that:

                (i) the license, sublicense, Contract or permission covering the item is legal, valid, binding, enforceable, and in full force and effect except as may be limited or prohibited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of rights generally and by general principles of equity (whether applied in a proceeding, at law or in equity);

                (ii) the license, sublicense, Contract or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby except as may be limited or prohibited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of rights generally and by general principles of equity (whether applied in a proceeding, at law or in equity);

                (iii) no party to the license, sublicense, Contract or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                (iv) no party to the license, sublicense, Contract or permission has repudiated any provision thereof;

                (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

                (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller (and employees with responsibility for Intellectual Property matters) and the Company, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

                (viii) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

                (ix) the Company has timely made all scheduled royalty payments set forth in such licenses, sublicenses or Contracts.

        SECTION 3.12. Tangible Assets. Each tangible asset included in the Purchased Assets has been maintained in accordance with normal industry practice, (taking into account the value and age of such tangible asset and the current condition and actual use of the same), is in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used and, to the Knowledge of Seller and the Company, free from material defects (patent and latent). The Purchased Assets at the Closing and the Transaction Documents (except to the extent of any Transition Services or Polaroid Services (as defined in the Transition Services Agreement and the Shared Services Agreement, respectively) that were offered to the Buyer, but not contracted for by the Buyer), will be sufficient to permit the Buyer to operate the Business in substantially the same manner as conducted prior to the date hereof.

        SECTION 3.13. Inventory. The inventory of the Business consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured and is currently of an amount required to be on site under the Customer Contracts, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Latest Balance Sheet (including in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Business.

        SECTION 3.14. Contracts. Schedule 3.14 lists the following Contracts and other agreements to which the Company is a party other than Customer Contracts which are set forth on Schedule 3.24 (and which constitute all Contracts with Major Customers), real estate leases and subleases, which are set forth on
Schedule 3.10(b), and contracts relating to Intellectual Property rights set forth on Schedule 3.11:

        (a) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

        (b) any Contract (or group of related contracts) between the Company and any Major Supplier;

        (c) any capitalized lease, pledge, conditional sale or title retention agreement involving the payment of more than $50,000 in the aggregate;

        (d) any Contract concerning a partnership or joint venture;

        (e) any Contract with a sales representative, manufacturer's representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any agreement to act as one of the foregoing on behalf of any Person;

        (f) any form of Contract concerning confidentiality or noncompetition or otherwise prohibiting the Company from freely engaging in any business;

        (g) any Contract among Seller or any Affiliate thereof;

        (h) any license, royalty or other Contract relating to Intellectual Property;

        (i) any collective bargaining agreement;

        (j) any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis (other than for contract employees) providing annual compensation in excess of $50,000 or providing severance benefits;

        (k) any Contract, whether or not fully performed, relating to any acquisition or disposition of the Company or any predecessor in interest or any acquisition or disposition of any subsidiary, division, line of business, or real property;

        (l) any Contract under which it has advanced or loaned any amount to any of its directors, officers, and employees;

        (m) any Contract under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company;

        (n) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $50,000;

        (o) any commitment to do any of the foregoing described in clauses (a) through (q).

Seller has delivered to the Buyer a correct and complete copy (or form of Contract for certain Contracts so identified on Schedule 3.14) of each written Contract listed in Schedule 3.14 and each written Customer Contract (in each case as amended to date) and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule 3.14 and each oral Customer Contract. With respect to each such Contract and the Customer Contracts listed on Schedule 3.24: (A) the Contract is legal, valid, binding, enforceable, and in full force and effect except as such enforcement may be limited or prohibited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of rights generally and by general principles of equity (whether applied in a proceeding, at law or in equity); (B) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby except as such enforcement may be limited or prohibited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of rights generally and by general principles of equity (whether applied in a proceeding, at law or in equity); (C) other than breaches by Seller or the Company disclosed in Schedule 3.14 of the Disclosure Schedule, including breaches under contracts with Major Customers, Polaroid is not in breach or default and, to the Knowledge of Polaroid, no third party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (D) only as of the date hereof, to the Knowledge of Polaroid, no party has repudiated any provision of the Contract.

        SECTION 3.15. Notes and Accounts Receivable. All notes and accounts receivable of the Business are reflected properly on Seller's or the Company's books and records in accordance with GAAP and arose from bona fide transactions in the Ordinary Course of Business. Except as set forth on Schedule 3.15 of the Disclosure Schedule, all notes and accounts receivable are valid receivables and are current and collectible, subject only to the reserve for bad debts set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with GAAP and the past custom and practices of the Company, and to the Knowledge of the Seller and the Company are not subject to any setoffs or counterclaims.

        SECTION 3.16. Insurance. Schedule 3.16 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, Liability, and workers' compensation coverage and bond and surety arrangements) to which Seller or the

Company has been a party, a named insured, or otherwise the beneficiary of coverage relating to the Business:

        (a) the name, address, and telephone number of the agent;

        (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

        (c) the policy number and the period of coverage;

        (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

        (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect except as such may be limited or prohibited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of rights generally and by general principles of equity (whether applied in a proceeding, at law or in equity); (B) neither the Company nor, to the Knowledge of the Seller or the Company, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy; and (C) to the Knowledge of the Seller or the Company, no party to the policy has repudiated any provision thereof. Schedule 3.16 describes any self-insurance arrangements affecting the Company. Schedule 3.16 sets forth known pending claims, if any, made against the Company that are covered by insurance. Such claims have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies. Except as set forth on
Schedule 3.16, no claims have been denied coverage during the last five years.

        SECTION 3.17. Litigation. Schedule 3.17 sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or to the Knowledge of Seller or the Company and the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Knowledge of Seller and the Company, neither the Seller nor the Company have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company. Neither Seller nor the Company have any Liability with respect to any claims or threatened claims by third parties relating to any sale or proposed sale of the Company (whether structured as a sale of stock, a sale of assets, a merger or otherwise) or any division of the Company. Neither Seller nor the Company is a party to any litigation relating to such claims and, to the Knowledge of Seller (and employees with responsibility for litigation matters) and the Company, no such litigation is threatened.

        SECTION 3.18. Product Warranty, Liability.

        (a) Except as set forth on Schedule 3.18, each product manufactured, sold, leased, or delivered by the Company in conducting the Business has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability for replacement or repair thereof or other damages in connection therewith.

        (b) The Company has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

        (c) The Company has accrued a warranty liability reserve for any customer or product obligations in accordance with GAAP.

        SECTION 3.19. Employees. Schedule 3.19 contains a true, complete and accurate list of the names, titles, annual compensation and all bonuses and similar payments made for the current and preceding fiscal years for all directors, officers, employees and consultants of the Business. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any material unfair labor practice. Neither Seller nor the Company have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has not engaged in any plant closing or employee layoff activities that would violate or require notification pursuant to, the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local or foreign plant closing or mass layoff statute, rule or regulation.

        SECTION 3.20. Employee Benefits.

        (a) General. Except as set forth on Schedule 3.20, the Company is not a party to, does not participate in and does not have any Liability with respect to any Employee Benefit Plan or any employment or consulting agreement.

        (b) Plan Documents and Reports. A true and correct copy of each of the plans, programming policies, arrangements, and agreements listed on Schedule
3.20 (referred to hereinafter as "Benefit Plans"), and all Contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance Contracts, administration Contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been supplied to the Buyer. In the case of any Benefit Plan which is not in written form, the Buyer has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Benefit Plan has been supplied to the Buyer, and there have been no material changes in the financial condition in the respective plans other than market gains or losses to date from that stated in the annual reports and actuarial reports supplied.

        (c) Compliance with Employee Benefit Laws; Liabilities. As to all Benefit Plans:

                (i) All Benefit Plans comply and have been administered in form and in operation in all material respects with all applicable requirements of Law, and no event has occurred which will or could cause any such Employee Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental Authority questioning or challenging such compliance.

                (ii) Each Benefit Plan which is an Employee Pension Benefit Plan is the subject of a favorable determination letter issued by the IRS with respect to the qualified status of such plan under section 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under section 501(a) of the Code; all amendments to any such plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination letter; and no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under section 511 of the Code.

                (iii) None of the assets of any Benefit Plan is invested in employer securities or employer real property.

                (iv) There have been no "prohibited transactions" (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan and neither the Company nor any of its ERISA Affiliates has engaged in any prohibited transaction.

                (x) There have been no acts or omissions which have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company may be liable.

                (vi) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller and the Company, threatened involving any Benefit Plan or the assets thereof and, to the Knowledge of Seller and the Company, no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits).

                (vii) None of the Company Benefit Plans is subject to Title IV of ERISA. With respect to each other Benefit Plan that is subject to Title IV of ERISA:

                        (A) no steps have been taken to terminate any such plan;

                        (B) there has been no withdrawal (within the meaning of
                section 4063 of ERISA) of a "substantial employer" (as defined in section 4001(a)(2) of ERISA);

                        (C) no event or condition has occurred which would
                constitute grounds under section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such plan; and

                        (D) all required contributions to such plan have been
                made as required by Section 302(e) of ERISA and Section 412 of the Code.

                (viii) The Company has no Liability or contingent Liability for providing, under any Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory Liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code.

                (ix) There has been no act or omission by the Company or any of its ERISA Affiliates that would impair the ability of the Company (or any successor thereto) to unilaterally amend or terminate (in compliance with and subject to applicable Laws) any Company Benefit Plan.

        (d) Multiemployer Plans. The Company does not contribute to, has not contributed to, and does not have any Liability or contingent Liability with respect to any Multiemployer Plan.

        SECTION 3.21. Environmental Matters. In connection with the conduct of the Business, except as set forth in Schedule 3.21 of the Disclosure Schedule:

        (a) Each of Seller and its Subsidiaries are in material compliance with all Environmental Laws which compliance includes, but it is not limited to, the possession by Seller and its Subsidiaries of all Permits required under all applicable Environmental Laws, and compliance with the terms and conditions thereof.

        (b) Neither Seller nor any subsidiary of Seller has received any written communication, whether from a Governmental Entity or Person, that alleges that Seller or any of its subsidiaries is not in compliance with any Environmental Laws, which has not been resolved, and to the Knowledge of Seller, there are no conditions existing at the Purchased Assets that could reasonably be expected to prevent or interfere with such full compliance in the future.

        (c) To the Knowledge of Seller, there are no past are present facts, circumstances or conditions, including the Release of Hazardous Substances, that could reasonably be expected to result in a Claim under Environmental Laws against Seller or any subsidiary of Seller.

        (d) Seller has made available to Buyer prior to the execution of this Agreement all environmental audits, assessments and documentation in Seller's possession regarding environmental matters pertaining to, or the environmental condition of, the Purchased Assets or the compliance (or non-compliance) by Seller or any of its subsidiaries with any Environmental Laws.

        SECTION 3.22. Permits. Schedule 3.22 is a true and accurate list of all licenses, certificates, permits, franchises, rights, code approvals (collectively, "Permits") held by the Company or any of the Polaroid Seller Entities used in the conduct of the Business. Except for the Permits listed on
Schedule 3.22 of the Disclosure Schedule to the Knowledge of the Seller and the Company. there are no Permits, whether federal, state, local or foreign, which are necessary for the lawful operation of the Business as presently conducted.

        SECTION 3.23. Bank Accounts. Schedule 3.23 sets forth the names and locations of each bank or other financial institution at which the Company has accounts (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company and a summary statement thereof.

        SECTION 3.24. Customers and Suppliers. The Cure Costs do not exceed the amounts specified on Schedule 3.24. Other than (i) $557,500 claimed by the State of New Hampshire and (ii) amounts shown on the Notice of Amounts Necessary to Cure Defaults Under Contracts and Leases Proposed to Be Assumed and Assigned to Potential Purchasers of Polaroid I.D. Business filed and served by the Sellers on or about October 19, 2001 (as amended by the Notice of Revised Amounts Necessary to Cure Defaults Under Contracts and Leases Proposed to Be Assumed and Assigned to Potential Purchaser of Polaroid I.D. Business filed and served by the Sellers on or about November 26, 2001) (as amended, the "Cure Notice"), the Company does not presently owe, and will not owe as of the Closing Date, any liquidated damages to a Major Customer pursuant to a default under any Customer Contract existing as of the Closing Date. The Sellers gave (i) notice of the motion seeking approval of the Sale Procedures Order and (ii) the Cure Notice to all Major Customers, Major Suppliers (to the extent such Major Suppliers are parties to executory contracts) and all other Specified Notice Parties in accordance with Bankruptcy Rules 6006 and 9014. Schedule 3.24 sets forth:

                (i) a list of the Major Customers of the Company and the Business, showing the total revenue received in each of fiscal years 1999 and 2000; and

                (ii) a list of the Major Suppliers of the Company and the Business and showing the approximate total purchases in each of fiscal years 1999 and 2000.

        SECTION 3.25. Improper and Other Payments. To the Knowledge of the Company and Seller.

        (a) neither Seller, the Company, any Polaroid Seller Entity, any director, officer, employee, agent or representative of the Seller or the Company, their respective Affiliates nor any Person acting on behalf of any of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, relating to the Business;

        (b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate by any of the foregoing; and

        (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made by any of the foregoing.

        SECTION 3.26. Seller Financing. As of the date hereof, the Polaroid budget submitted to the Bankruptcy Court which was the basis for the approval of the debtor-in-possession financing available to Polaroid included financing for the Company for the period October 1, 2001 through December 31, 2001 of $12.0 million, including $2.3 million allocated for capital expenditures with the balance allocated to payroll, payments to third party vendors and purchase of inventory for resale or consumption.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

        SECTION 4.1. Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and under the Laws of each jurisdiction except where the failure to be so qualified would not have a material adverse effect on the Buyer. The Buyer is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

        SECTION 4.2. Authorization of Transaction; Consents. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

        SECTION 4.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, Law, settlement agreement regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its certificate of incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, Contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

        SECTION 4.4. Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

        SECTION 4.5. Financing. The funds available to the Buyer are and will be sufficient to consummate the transactions contemplated by this Agreement.

        SECTION 4.6. Business Restrictions. Neither the Buyer, any Affiliate or Subsidiary of the Buyer, any director, officer, employee, agent or representative of the Buyer has received notification from a party to a contract with an Authority that the Buyer, or any Affiliate or Subsidiary of the Buyer, or any director, officer, employee, agent or representative of the Buyer has been banned, prohibited, debarred or otherwise precluded from doing or conducting business with or for an Authority (or within the jurisdiction of said Authority) for any reason, other than suspension of a qualification to conduct business which may be cured by filing of reinstatement documentation and payment of any required fees or penalties.

                                    ARTICLE V

                                    COVENANTS

        SECTION 5.1. General. Each of the parties will use his or its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Articles VII and VIII below). With regard to any assets or rights placed in escrow pursuant to the terms of Section 2.8(b), each of the Sellers agrees, and agrees to cause the other Polaroid Seller Entities, to cooperate in good faith with the Buyer to take all steps necessary to cause the transfer of such assets and rights to the Buyer prior to the Second Escrow Closing Date.

        SECTION 5.2. Notices and Consents. The Seller will cause each applicable Polaroid Seller Entity to give any notices to third parties, and will use commercially reasonable efforts to obtain all third party consents (if any) necessary to consummate the transactions contemplated hereby, in each case as necessary to the extent such consents are not provided for or satisfied by the Sale Order. Each of the parties will (and the Seller will cause its Affiliates) give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3.5 and 4.3 above, in each case as necessary to the extent such authorizations, consents and approvals are not provided for or satisfied by the Sale Order; provided, however, that if any consent is not obtained by Seller in order to convey Customer Contracts assumed by Buyer hereunder or other Purchased Assets, such assets shall nevertheless be conveyed pursuant to this Agreement to Buyer subject to any breach arising from such conveyance which shall be Assumed Liabilities.

        SECTION 5.3. Operation of Business.

        (a) Except as otherwise provided in this Agreement, from the date of this Agreement until the Closing Date, the Business shall be operated in the ordinary course of business for the Business for the four month period prior to and ending on the Filing Date and from the Filing Date through the Closing Date, to the extent permitted or required by the Budget and to the extent permitted or required by the proceedings of the Chapter 11 Cases (the "Recent Ordinary Course of Business"). To the extent permitted or required by the Budget and to the extent permitted or required by the proceedings of the Chapter 11 Cases, each of the Sellers shall use commercially reasonable efforts to preserve intact the present business organization, goodwill and personnel of the Business, keep available the services of its current officers and employees, preserve the business relationships of the Business with other Persons material to the operation of the Business, including with all suppliers, customers, landlords, creditors, licensors, and licensees having business relationships with the Sellers, and not permit any action or omission which would cause any of the representations or warranties of the Seller contained herein to become inaccurate or any of the covenants of the Seller to be breached. The Sellers shall ensure that, in connection with the Business through the Closing Date, they (i) make all payments, other than Cure Costs, when and as they become due and payable in accordance with the Contracts that are necessary or appropriate for the conduct of the Business, (ii) take all actions when and as necessary or appropriate in conducting the Business in the Recent Ordinary Course of Business, (iii) procure inventories and other assets of the Business and make financial investments, capital expenditures and other similar commitments in connection with the Business in the Recent Ordinary Course of Business, (iv) use commercially reasonable efforts to seek to retain or re-employ former Business Employees who have voluntarily terminated their employment with the Sellers after the date of this Agreement, (v) use commercially reasonable efforts to seek to retain consultants and temporary employees of the Business, and (vi) give the Buyer prompt notice of any bidding opportunities in connection with the Business.

        Without limiting the generality of the foregoing, except as set forth in
Schedule 5.3 or as contemplated by this Agreement, prior to the Closing, the Company and the Polaroid Seller Entities will not, without the prior written consent of the Buyer, take any of the following actions with regard to the
Business: (i) enter into any Contract, agreement or transaction other than in the Recent Ordinary Course of Business; (ii) sell or otherwise dispose of any assets or inventory other than in the Recent Ordinary Course of Business; (iii) waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value involving more than $50,000 or otherwise outside the Recent Ordinary Course of Business; (iv) make any changes in its accounting systems, policies, principles or practices other than those described on Schedule 5.3; (v) other than in the Recent Ordinary Course of Business, enter into, authorize, or permit any transaction with any Seller or any Affiliate thereof, or enter into any Contract relating to compensation or benefits with any Person, or, modify any compensation amounts or levels of any officer or employee (other than as permitted by Section 5.3(b) below); (vi) make any loans, advances or capital contributions to, or investments in, any other Person; (vii) except to the extent permitted or required by the Budget and except to the extent permitted or required by the proceedings of the Chapter 11 Cases, amend any employment agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any current or former director, manager, officer or employee, or increase in any manner the fringe benefits of any current or former director, manager, officer or employee or pay any benefit not required by any existing plan and arrangement or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing; (viii) acquire, lease, encumber or otherwise impose a Lien on any Purchased Assets or assets of the Company or the Polaroid Seller Entities, whether tangible or intangible other than Liens imposed pursuant to Polaroid's current debt facilities; (ix) terminate, modify, amend or otherwise alter or change any of the terms or provisions of any Customer Contract or vendor Contract or, outside the Recent Ordinary Course of Business, any other agreement; (x) take, whether directly or indirectly, any actions, or omit to take any actions, outside the Recent Ordinary Course of Business, the result of which would cause (a) any notes or accounts receivable relating to the Business to be collected in advance of when such notes or accounts receivable would be collected in the Recent Ordinary Course of Business, (b) any accounts payable or other Liabilities relating to the Business to be deferred beyond the date when such accounts payable or other Liabilities would otherwise be paid in the Recent Ordinary Course of Business, or (c) any inventory or other assets of the Business to be depleted or otherwise sold, leased, transferred or assigned other than in the Recent Ordinary Course of Business including with regard to timing; or (xi) fail or omit to take any actions the Sellers and the other Polaroid Seller Entities would otherwise have taken in the Recent Ordinary Course of Business in connection with any financial investments or capital expenditures and other similar commitments.

        (b) To the extent permitted or required by the Budget and to the extent permitted or required by the proceedings of the Chapter 11 cases, Seller will use commercially reasonable efforts to support management to deploy current human resources in support of the programs described on Schedule 5.3.

        SECTION 5.4. Bankruptcy Actions.

        (a) On October 15, 2001, Seller filed a motion seeking an order approving bidding procedures in the form attached hereto as Exhibit J (such order, as entered by the Bankruptcy Court on November 19, 2001, the "Sale Procedures Order"). The Sellers (i) notified, in accordance with the requirements of the Bankruptcy Code, all parties entitled to notice of the motion seeking approval of the assumption and assignment of the Designated Contracts to the Buyer (including the Specified Notice Parties), and (ii) shall use commercially reasonable efforts to obtain Bankruptcy Court approval of the same.

        (b) On October 15, 2001, Sellers filed a motion (the "365 Motion") with the Bankruptcy Court seeking approval of the assumption and assignment of the potential Designated Contracts to the Buyer. As part of the 365 Motion with the Bankruptcy Court, the Sellers also shall seek assumption of the Bedford Sublease and, thereafter, the Sellers shall not, and shall not permit any other Person, to terminate, reject, amend or otherwise modify the Bedford Sublease without the prior written consent of the Buyer. Without limiting the foregoing, in no event shall the Sellers at any time file any motion to reject the Bedford Sublease; provided, however, that, at the request of Buyer, Polaroid agrees to assist Buyer prior to, at or after the Closing in negotiating a new sublease with Computervision Corporation, as sublessor, in order to cause the termination of the Bedford Sublease. Sellers shall (i) notify, in accordance with the requirements of the Bankruptcy Code, all parties entitled to notice of the
Section 365 Motion, as modified by orders in respect of notice which may be issued at any time and from time to time by the

Bankruptcy Court, and (ii) use commercially reasonable efforts to obtain Bankruptcy Court approval of same, subject to Buyer's rights under Section 2.8 hereof.

        (c) Seller shall seek the entry of the Sale Order, and supporting papers, in form and substance satisfactory to Buyer and attached hereto as Exhibit K.

        (d) As promptly as practicable, Seller will provide Buyer with copies of all motions, applications, and supporting papers prepared by Seller in connection with this Agreement and the Purchased Assets (including forms of Orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Cases.

        (e) Seller shall immediately notify Buyer of any order of the Bankruptcy Court entered in the Chapter 11 Cases that affects or will affect the operation of the Business or the Purchased Assets and promptly deliver a copy of any such order, proposal or filing to Buyer.

        SECTION 5.5. Adequate Assurance Data. Buyer agrees that it shall deliver to Seller written evidence of its ability to provide adequate assurance of future performance in accordance with Section 365(f)(B) of the Bankruptcy Code in the event of an objection on such grounds by any Person that is party to an Assumed Contract. In addition, Buyer agrees to cooperate with reasonable requests for additional evidence thereof that are made by any Person who is a party to any Assumed Contract.

        SECTION 5.6. Full Access.

        (a) Seller will permit and cause the Company to permit representatives of the Buyer to have full access to all premises, properties, personnel, books, records (including Tax records), Contracts, and documents of or pertaining to Polaroid, the Company and the Business and shall make the officers and employees of the Company and Polaroid available to the Buyer and its representatives as the Buyer and their representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate Polaroid or the Company to take any actions that would unreasonably disrupt the normal course of its business or violate the terms of any agreement to which the Company or Polaroid and the Business is bound or any applicable Law or regulation.

        (b) Through the Closing, the Buyer and the Buyer's Representatives will not use any of the Confidential Information that they received from the Company or Polaroid except in connection with this Agreement and, if this Agreement is terminated for any reason whatsoever on or prior to the Closing Date, the Buyer and the Buyer's Representatives will return to the Company or Polaroid, as applicable, or destroy all tangible embodiments (and all summaries and copies, including electronically stored information) of the Confidential Information that they receive from the Company or Polaroid or copied from Confidential Information received from the Company or Polaroid which are in its possession and will only use such Confidential Information, to the extent such Confidential Information is in its possession, in the defense of any litigation related to this Agreement. For purposes of this Section 5.6, Confidential Information shall not include any information that (i) is publicly known at the time of its disclosure to the Buyer, (ii) is lawfully received by the Buyer from a third party not bound in a confidential relationship with Polaroid, (iii) becomes generally available to the public other than as a result of a disclosure by the Buyer or the Buyer's Representatives in violation of a confidentiality agreement between the Buyer and Polaroid, or (iv) was of written record in the files of the Buyer at the time of its disclosure to the Buyer, provided such information is not subject to another confidentiality agreement with or for the benefit of Polaroid or its Affiliates.

        SECTION 5.7. Maintenance of Insurance. Sellers will continue to carry its existing insurance pertaining to the Business, including its existing insurance on the Purchased Assets through the Closing Date, and shall not allow any material breach, default or cancellation (other than expiration and replacement of policies in the Ordinary Course of Business) of such insurance policies or agreements to occur or exist.

        SECTION 5.8. Notice and Supplemental Information. Seller, the Company and the Buyer shall each give prompt notice to the other parties of any material adverse development causing a breach of any of its own representations and warranties in Articles III and IV respectively. In addition, Seller will (i) immediately notify Buyer in writing of any development that would have a Material Adverse Effect on the Business, including without limitation, any loss of the Purchased Assets, (ii) immediately if the initially approved Budget is amended or modified or additional restrictions relating to the Budget are imposed by the lenders under Seller's debtor in possession financing, and (iii) by notice in accordance with the terms of this Agreement, supplement or amend the Schedules, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, agreement or covenant contained herein. No such supplement or amendment shall limit in any manner (i) any right that Buyer may have to indemnification pursuant to Article IX with respect to any such breach without giving effect to any such notice, supplement, amendment or correction, or (ii) any condition to Buyer's closing obligations pursuant to Article VIII.

        SECTION 5.9. Transition. Seller and the Company will not take any (and Seller and the Company will use reasonable efforts to cause the Company's management to take no) action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with the Business after the Closing as it maintained with the Business prior to the Closing. Upon the reasonable request of the Buyer, the Seller shall use commercially reasonable efforts to coordinate introductory and periodic meetings between the Buyer and (i) customers of the Business (to the extent such customers agree to meet with the Buyer and solely for introductory and/or transition purposes) and (ii) the Business Employees (solely for introductory and/or transition purposes). The Sellers will refer all customer inquiries relating to the Business to the Buyer from and after the Closing. The Sellers shall cooperate with the Buyer in addressing and resolving all issues relating to the transition of the Business from the Sellers to the Buyer.

        SECTION 5.10. Confidentiality. Seller will treat and hold as confidential all of the Business Confidential Information and Trade Secrets, refrain from using any of the Business Confidential Information and Trade Secrets except in connection with this Agreement, and, in the event of a Closing, deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Business Confidential Information and Trade Secrets which are in their possession. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Business Confidential Information and Trade Secrets, Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.10. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any Business Confidential Information and Trade Secrets to any tribunal or else stand liable for contempt, Seller may disclose the Business Confidential Information and Trade Secrets to the tribunal; provided, however, that Seller shall use its commercially reasonable efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Business Confidential Information and Trade Secrets required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any confidential information which is generally available to the public immediately prior to the time of disclosure.

        SECTION 5.11. Major Customer Contracts. The Company and the Seller, together with the Executive Management Group, shall use commercially reasonable efforts to maintain all Major Customer Contracts. Seller will immediately notify Buyer of any termination or anticipated termination of any Major Customer Contract listed on Schedule 3.24 by a customer. If any such termination or anticipated termination occurs, Seller shall use commercially reasonable efforts to cause the applicable customer to either (x) consent to assignment of their Customer Contract to Buyer on the Closing Date or (y) enter into a Customer Contract with Buyer on the same terms and conditions set forth in the pertinent Customer Contract on the date hereof.

        SECTION 5.12. Continued Employees.

        (a) With the exception of up to fifty (50) Business Employees (of which not more than thirty-nine (39) Business Employees will be from the Fort Wayne, Indiana facility and thirty-two (32) Business Employees will be from the Bedford, Massachusetts facility) who may be selected at the Buyer's sole discretion and not retained as Business Employees (the "Non-Continued Employees"), whom Buyer agrees to identify as soon as practicable, but in no event fewer than two (2) business days prior to the Closing Date, Buyer shall extend to all Business Employees who are employed by Seller or the Company offers of employment with the Buyer. With the exception of the Non-Continued Employees and any other Business Employees who voluntarily decline employment, all Business Employees shall be employed (the "Continuing Employees") on substantially the same terms and conditions as governed such Business Employees' employment with the Company or Seller immediately prior to the Closing Date, subject to: (i) changes as may be made by Buyer in the ordinary course of business after the Closing Date; (ii) each Continuing Employee's execution of Buyer's non-competition, confidentiality and proprietary rights agreement; and
(iii) each Continuing Employee's employment being terminable at-will by the Buyer. Nothing in this Section 5.12(a) shall obligate Buyer to offer employment to a Continuing Employee in the identical job or with the identical responsibilities as such Continuing Employee was provided by Seller or the Company. No Business Employee will, on the Closing Date, be entitled to any compensation (x) for services performed as a broker or finder in connection with the transaction contemplated by this Agreement or (y) solely by virtue of the consummation of the transactions contemplated hereby.

Seller will be responsible for all severance payments (if any) due to Non-Continued Employees and Continuing Employees as a result of their receipt and acceptance of Buyer's offer of employment. Buyer shall have no liability for any accrued vacation or sick time or any unpaid wages or other compensation or benefits of any sort that may be owed to the Business Employees as a result of their employment with Seller or the Company prior to the Closing Date.

        (b) Buyer will ensure that any past service of Continuing Employees as a result of their employment with Seller or the Company prior to the Closing Date is recognized and credited to such Continuing Employees under the Buyer's vacation policy after the Closing Date.

        SECTION 5.13. Post-Closing Covenants. Seller and the Buyer agree as follows with respect to the period following the Closing:

        (a) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request, all at the sole cost and expense (unless the requesting party is entitled to indemnification therefor under Article IX) of the requesting party. From and after the Closing, the Buyer will be entitled to reasonable access to all documents, books, records, agreements, and financial data of any sort relating to the Business. If after the Closing any payments are made to the Seller, the Company or any of their Affiliates in connection with any of the Designated Contracts or any of the accounts receivable acquired by Buyer pursuant to this Agreement, it is agreed and acknowledged that such payments shall constitute the sole and exclusive property of the Buyer, and the Seller and the Company shall promptly (and in any event within five (5) business days after receipt thereof) forward the full amount of such payments to the Buyer, without any offset or holdback in respect of any amount owed or claimed to be owed to the Seller, the Company or any of their Affiliates by the Buyer.

        (b) In the event and for so long as any party hereto or any Person who may be entitled to indemnification hereunder actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, each of the other parties hereto will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense (unless the contesting or defending party is entitled to indemnification therefor under
Article IX) of the contesting or defending party.

        (c) Access to Records After Closing. Following the Closing, the Buyer shall give to the Seller, without charge, reasonable access upon reasonable notice and during business hours to (and the right to make copies at the expense of the Seller of) the books, files and records of the Company and the Business to the extent that such relate to the business and operations of the Business on or prior to the Closing Date and are delivered to Buyer pursuant to this Agreement on the Closing Date or subsequently come into the Buyer's possession, but any access pursuant to this Section 5.13 shall be conducted by the Seller in good faith, with a reasonable purpose and in such manner as not to interfere unreasonably with the operations of the Buyer following the Closing. For a period of five years after the closing, the Buyer shall maintain such books, files and records tax returns and thereafter, prior to destroying or disposing of any of them, the Buyer shall give, or shall cause the Business to give thirty (30) days' advance notice to the Seller of their intended destruction or disposition, and during such thirty
(30) day period the Seller shall have the right to take possession of the same or to make copies of the same, all at the Seller's expense. Notwithstanding the foregoing, in the event there is a conflict between the provisions of this
Section 5.13(c) and those of Section 10.3 and Section 10.4, the provisions of
Section 10.3 and Section 10.4 shall control.

        (d) Distribution Agreement. Promptly after the Closing Date, the parties shall negotiate in good faith to negotiate, execute and deliver by a date which is 60 days from the Closing Date an international film distribution agreement between Seller and Buyer that provides, on terms mutually acceptable to Buyer and Seller, for the distribution by Buyer of certain products of Seller related to the Business.

        (e) Performance Bonds. The Buyer agrees to reasonably cooperate with the Sellers, at the Sellers' request, to cause the Sellers' performance bonds in each jurisdiction set forth in Schedule 2.2(b)(ii) and which the Buyer is assuming the Customer Contract for such jurisdiction to be replaced with the Buyer's performance bonds.

        SECTION 5.14. [INTENTIONALLY OMITTED]

        SECTION 5.15. Amounts Due Under Executory Contracts and Unexpired Leases; Cure Costs. Buyer shall pay or otherwise satisfy any and all cure and reinstatement costs or expenses of or relating to the assumption and assignment of the Designated Contracts, whether by negotiation or as determined by the Bankruptcy Court, as the case may be (the "Cure Costs"). In no event shall Buyer have any obligation with respect to any Contract which Buyer elects not to assume pursuant to Section 2.8. Sellers agree to cooperate with Buyer in attempting to resolve the correct and appropriate amount for curing any Designated Contracts or Escrowed Assets.

        SECTION 5.16. Tax Matters. Sellers shall cooperate with Buyer to minimize any and all Transfer Taxes actually due and payable as a result of the transaction contemplated by this Agreement relating to the Purchased Assets, which such liability assumption is limited to $1,350,000 pursuant to Schedule E. In the event that Buyer establishes non-U.S. subsidiaries for the purposes of minimizing Liability for Taxes owed to non-U.S. sources, the Sellers agree to cooperate with Buyer in conveying any Purchased Assets owned by the Sellers' non-U.S. subsidiaries to Affiliates of Buyer that Buyer may designate.

        SECTION 5.17. Antitrust Matters. As promptly as practicable, the Sellers and the Buyer shall make all filings and submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), as may be reasonably required to be made in connection with this Agreement and the Transaction Documents. Each of the Sellers and the Buyer shall elect early termination of the waiting period under the HSR Act and each of the Sellers and the Buyer shall use all reasonable efforts to cause early termination of the waiting period under the HSR Act. The Sellers will furnish to the Buyer, and the Buyer will furnish to the Sellers, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. The Sellers will provide to the Buyer, and the Buyer will provide to the Sellers, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the Transaction Documents, except (i) to the extent that the Buyer or the Sellers are advised by independent counsel that the provision of such information would be inadvisable under applicable antitrust laws, (ii) upon the advice of counsel or (iii) confidential information which is not needed or necessary in connection with the other party's filings or submissions under the HSR Act.

        SECTION 5.18. Intellectual Property. Prior to, at or after the Closing, the Sellers shall use commercially reasonable efforts to cause the License Agreement executed by Polaroid and the National Aeronautics and Space Administration, effective as of May 26, 1999, to be reinstated in full force and effect.

                                   ARTICLE VI

                               OVERBID PROCEDURES

        [INTENTIONALLY OMITTED]


                                   ARTICLE VII

                        CONDITIONS TO OBLIGATION OF BUYER

        The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

        SECTION 7.1. Representations and Warranties True as of Closing Date. The representations and warranties set forth in Article III shall have been accurate, true and correct in all material respects on and as of the date of this Agreement, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for any breach that would not reasonably be expected to have a Material Adverse Effect.

        SECTION 7.2. Compliance by Seller. Sellers shall have performed and complied with all of the covenants, agreements and conditions contained herein in all material respects on or prior to the Closing.

        SECTION 7.3. Sale Order. The Sale Order shall have become a Final Order.

        SECTION 7.4. No Injunction; Etc. No action, proceeding, investigation, regulation, or legislation shall be pending or threatened which seeks to enjoin, restrain, or prohibit Buyer, or to obtain substantial damages from Buyer, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of all or a material portion of the Business which, in the reasonable judgment of Buyer, would make it inadvisable to consummate the transactions contemplated by this Agreement.

        SECTION 7.5. Certificate. Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 7.1-7.2 is satisfied in all respects.

        SECTION 7.6. Financing. [INTENTIONALLY OMITTED]

        SECTION 7.7. FIRPTA Certificate. The Buyer shall have received from the Seller and any other Seller that is a "United States person" within the meaning of Section 7701(a)(30) of the Code a duly executed certificate in the form specified by Treasury Regulation Section 1.1445-2(b)(2).

        SECTION 7.8. No Material Adverse Effect. Since the date of this Agreement, no event has occurred which would reasonably be expected to have a Material Adverse Effect.

        SECTION 7.9. Documents. All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

        SECTION 7.10. Transaction Documents. Seller and Buyer shall have entered into the Transaction Documents, and the Transaction Documents shall be in full force and effect, subject only, in the case of Transaction Documents which by their terms are to take effect as of the Closing, to the occurrence of the Closing.

        SECTION 7.11. [INTENTIONALLY OMITTED]

        SECTION 7.12. Release of Liens. Seller shall have caused all Liens on the Purchased Assets to be discharged and extinguished to the fullest extent permissible under Section 363(f) of the Bankruptcy Code and shall cause its lenders to deliver a release letter on the Closing Date of Liens on all such assets in form and substance satisfactory to Buyer.

        SECTION 7.13. Modification of Assumed Liabilities. Seller shall not have modified, amended or otherwise altered in any material respect the terms or provisions of the Assumed Liabilities except to the extent ordered by the Bankruptcy Court and consented to by Buyer.

        SECTION 7.14. Foreign Purchased Assets. Seller shall execute and deliver, or cause its non-U.S. subsidiaries that are not debtors in the Chapter 11 Cases to execute and deliver, a Bill of Sale, dated the Closing Date or a date prior thereto, to convey any Purchased Assets owned by such non-U.S. subsidiaries of Seller to Buyer (or Buyer's designated Affiliate) on the Closing Date.

        SECTION 7.15. Sale Approved; Assumption and Assignment of Contracts. The sale of the Purchased Assets by the Sellers to the Buyer and the assumption and assignment by the Sellers of the Designated Contracts as contemplated by this Agreement shall have been approved by the Bankruptcy Court pursuant to the Sale Order, and such Sale Order as of the Closing Date shall be in full force and effect, and not stayed, modified, vacated, amended or revoked.

        SECTION 7.16. Antitrust Clearance. As of the Closing, the Sellers shall have taken, or caused to be taken, all actions, if any, and done, or caused to be done, all things, if any, necessary, proper or advisable to comply with all requirements of the HSR Act, and all waiting periods, if any, under the HSR Act shall have expired.

                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATION OF SELLER

        The obligation of Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

        SECTION 8.1. Representations and Warranties True as of Closing. The representations and warranties set forth in Article IV shall have been accurate, true and correct in all material respects on and as of the date of this Agreement, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for any breach that would not reasonably be expected to have a material adverse effect on Buyer's ability to perform its obligations hereunder.

        SECTION 8.2. Compliance with Covenants. The Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

        SECTION 8.3. Actions or Proceedings. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

        SECTION 8.4. Certificate. The Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Sections 8.1 - 8.2 is satisfied in all respects.

        SECTION 8.5. Documents. All actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

        SECTION 8.6. Transaction Documents. Sellers and the Buyer shall have entered into the Transaction Documents.

        SECTION 8.7. [INTENTIONALLY OMITTED]

        SECTION 8.8. Sale Order. The Sale Order shall have become a Final Order, provided, however, that this Section 8.8 shall not continue to be a condition to the Seller's obligation to proceed with the Closing if the Buyer waives Section
7.3 as a condition to close.

        SECTION 8.9. Antitrust Clearance. As of the Closing, the Buyer shall have taken, or caused to be taken, all actions, if any, and done, or caused to be done, all things, if any, necessary, proper or advisable to comply with all requirements of the HSR Act and all waiting periods, if any, under the HSR Act shall have expired.

                                   ARTICLE IX

                      SURVIVAL AND REMEDY; INDEMNIFICATION

        SECTION 9.1. Survival of Representations and Warranties. All of the terms and conditions of this Agreement, together with the warranties, representations, agreements and covenants contained herein or in any Transaction Documents or closing document contemplated hereby or thereby shall survive the execution of this Agreement and the Closing Date; provided, however, that unless otherwise stated, the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied. Notwithstanding the foregoing, (a) the representations and warranties contained in Sections 3.3 [Title to Purchased Assets] of this Agreement shall survive the Closing and continue in full force and effect until the expiration of the statute of limitations applicable thereto; (b) the representations and warranties of Seller contained in Sections 3.4 [Authority] and 3.10 [Taxes] shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations (including any extensions or waivers thereof); and (c) all other representations and warranties, and the related agreements of Seller, the Company and the Buyer to indemnify each other set forth in this Article IX, shall survive and continue for, and all indemnification claims with respect thereto shall be made prior to the end of, twelve (12) months from the Closing Date, except for representations, warranties and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification claim until the final disposition thereof (the "Indemnification Period").

        SECTION 9.2. Indemnification by Seller.

        (a) In the event that, during the Indemnification Period there is (i) a breach of any of the representations or warranties made by, or any breach of or failure to perform any covenant, agreement or obligation of, the Company or Seller in this Agreement, any Transaction Document or closing document contemplated hereby or thereby, (ii) any Liabilities other than Assumed Liabilities, Adverse Consequences or remediation, clean-up or similar obligations or costs under Environmental Laws and relating to the Business and activities or the ownership, operation or lease by the Company of facilities in respect of any periods prior to the Closing, (iii) any demands, assessments, judgments, costs and reasonable legal and other expenses or other

Adverse Consequences arising from, or in connection with, Employee Benefit Plans of Seller or the Company, or (iv) any demands, assessments, judgments, costs and reasonable legal and other expenses or other Adverse Consequences arising from, or in connection with, any Liabilities of Sellers other than Assumed Liabilities, (v) any demands, assessments, judgments, costs and reasonable legal and other expenses or other Adverse Consequences arising from, or in connection with, any investigation, action, suit, proceeding or other claim incident to any of the foregoing and, if there is an applicable survival period pursuant to
Section 9.1, then, in each case, provided that the Buyer makes a written claim for indemnification against the Seller within such survival period, the Sellers (the "Seller Indemnifying Parties") agree (subject to the limitations set forth in this Section 9.2) to, jointly and severally, indemnify the Buyer and its Affiliates, directors, officers. employees, stockholders, representatives and agents (collectively the "Buyer Indemnified Parties") from and against the entirety of any Adverse Consequences the Buyer Indemnified Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer Indemnified Parties may suffer through and after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by any breach of the foregoing; provided, however, that (A) except for breaches of the representations and warranties contained in Sections 3.10 [Taxes] and 3.21 [Environmental] of this Agreement, the Seller Indemnifying Parties shall not have any obligation to indemnify the Buyer Indemnified Parties from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any breach (or alleged breach) by the Sellers until the Buyer Indemnified Parties have suffered Adverse Consequences by reason of all such breaches in excess of a $200,000 aggregate threshold (at which point the Seller Indemnifying Parties will be obligated to indemnify the Buyer Indemnified Parties from and against all such Adverse Consequences which exceed $100,000) subject to Section 9.6.

        (b) Subject to the provisions of Section 9.2(a) (including any applicable threshold and ceiling provisions), the Sellers and the Polaroid Seller Entities agree to indemnify the Buyer, jointly and severally, from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company (x) for any Taxes of the Company and any entities owned by or affiliated with the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 9.3) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Latest Balance Sheet, except as otherwise agreed in this Agreement, or (y) for the unpaid Taxes of any Person (other than the Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

        (c) Except with respect to Liabilities and/or Adverse Consequences involving fraud or willful misconduct, in no event shall any indemnification for Liabilities and/or Adverse Consequences pursuant to this Section 9.2 include consequential, indirect, punitive, special or non-compensating demises of any kind and shall only include actual Liability and/or Adverse Consequences.

        SECTION 9.3. Indemnification by the Buyer.

        (a) Provided that Seller makes a written claim for indemnification against the Buyer within the survival period set forth in Section 9.1, the Buyer (the "Buyer Indemnifying Parties") agrees to indemnify Seller and its Affiliates, directors, officers, employees, stockholders, representatives and agents (collectively, the "Seller Indemnified Parties") against, and agrees to hold it harmless from, any and all Adverse Consequences Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Seller may suffer through and after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach of or any inaccuracy in any representation or warranty made by the Buyer pursuant to this Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any exhibit or Schedule to this Agreement; (ii) any breach of or failure by the Buyer to perform any agreement, covenant or obligation of the Buyer set out in this Agreement, any agreement, or instrument contemplated hereby, any document relating hereto or thereto or contained in any exhibit or Schedule to this Agreement; (iii) any Assumed Liabilities; (iv) Liabilities or other obligations expressly assumed by the Buyer pursuant to this Agreement, the Transaction Documents or any closing documents; and (v) Liabilities or other obligations arising after the Closing Date relating to the Business, and/or the Purchased Assets.

        (b) With regard to Contracts with the State of New Hampshire and the State of Oregon, should either of such Contracts not be assumed by the Buyer, the Buyer agrees to indemnify and hold the Sellers harmless for all costs, if any, the Sellers would not otherwise have incurred in connection with the maintenance of such Contracts from the date upon which the Sale Order is entered through the date such Contracts are deemed "Excluded Assets" pursuant to the terms of Section 2.8.

        (c) With regard to any maintenance costs (including any pro rata premiums) associated with, or any draws made on, the performance bonds of the Sellers, if any, in a jurisdiction in which (i) the Buyer has assumed Customer Contracts, (ii) the Buyer is required by such jurisdiction to maintain performance bonds and (iii) such maintenance costs (including any pro rata premiums) or draws arise after the Closing Date, the Buyer shall indemnify and hold the Sellers harmless for all such maintenance costs (including any pro rata premiums) and draws, provided that such draws relate to the breach of the Buyer's obligations after the Closing with regard to the Customer Contracts pursuant to which such performance bonds were secured by the Sellers in such jurisdiction, and provided that such maintenance costs (including any pro rata premiums) relate to the maintenance of a performance bond after the Closing and prior to the date upon which the Buyer has procured a replacement bond.

        (d) To the extent the Buyer is performing Customer Contracts included in the Escrowed Assets on behalf of the Sellers or other Polaroid Seller Entities, as applicable, the Buyer shall indemnify and hold harmless the Sellers and other Polaroid Seller Entities, as applicable, for any or all of their obligations arising under such Customer Contracts in the period from the Closing Date through and including the Purchaser Election Date.

        SECTION 9.4. Third-Party Claims.

        (a) If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Article IX, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

        (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

        (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

        (d) In the event any of the conditions in Section 9.4(b) above is or becomes unsatisfied in the reasonable judgment of the Indemnified Party, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article IX.

        SECTION 9.5. Other Indemnification Provisions.

        (a) The indemnification provisions set forth in this Article IX are the sole and exclusive remedy of a Buyer Indemnified Party and a Seller Indemnified Party resulting from, arising out of, relating to, in the nature of, or caused by any breach of any of the matters for which such person may seek indemnification pursuant to this Article IX (notwithstanding any provision to the contrary, or inconsistent with the foregoing, contained in any Transaction Document); provided, however, the liability of any party under this Article IX shall be in addition to, and not exclusive of any other liability that such party may have at law or equity based on a party's fraudulent acts or omissions. None of the provisions of this Agreement shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

        (b) Indemnification claims shall be reduced, by and to the extent, that an Indemnified Party shall be entitled to receive proceeds under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim by such Indemnified Party, net of any increased premiums or similar costs arising out of the making of such claims against such arrangements; provided, however, that indemnification claims shall not be reduced by Tax benefits, if any.

        SECTION 9.6. Escrow/Maximum Recovery. Buyer agrees that to the fullest extent permitted by Law, after the Closing and with respect to any amounts owed by the Seller Indemnifying Parties pursuant to this Article IX, such amounts will be satisfied only out of an escrow amount which is zero dollars ($0.00). Such escrow amount shall be the Buyer's sole and exclusive remedy against the Seller Indemnifying Parties for amounts owed pursuant to this Article IX and the Seller Indemnifying Parties' aggregate liability hereunder shall not exceed such escrow amount, provided, however, that amounts owed hereunder from the Seller Indemnified Parties for claims of fraud and claims under Sections 3.3 [Title to Purchased Assets] shall not be subject to the foregoing cap on recovery. The parties hereby agree that the terms of this Section 9.6 shall not prevent the Buyer from exercising any and all rights the Buyer has to equitable remedies and injunctive relief against the Sellers.

                                    ARTICLE X

                                   TAX MATTERS

        SECTION 10.1. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

        SECTION 10.2. Proration of Taxes. Liability for all real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (the "Apportioned Obligations") shall be apportioned between the Sellers and the Buyer based on the number of days of such taxable period included in the period ending on the Closing Date (the "Pre-Closing Tax Period") and the number of days of such taxable period included in the period after the Pre-

Closing Tax Period (the "Post-Closing Tax Period"). The Sellers shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period. The Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

        SECTION 10.3. Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns relating to the Purchased Assets for Tax periods which begin before the Closing Date and end after the Closing Date. The Buyer shall permit the Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing for no more than five (5) business days. The Buyer and the Sellers shall attempt in good faith to resolve any disagreements regarding such Tax Returns; provided, however, that the final decision regarding any such Tax Return shall rest with the Buyer. The Sellers shall pay to the Buyer within fifteen (15) days before the date on which Taxes are due with respect to such periods an amount equal to the portion of such Taxes that is attributable to the Pre-Closing Tax Period. The Buyer shall pay to the Sellers the amount, if any, by which Taxes prepaid by the Sellers exceed the portion of such Taxes that is attributable to the Pre-Closing Tax Period. For purposes of this Section 10.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that is attributable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Tax period. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

        SECTION 10.4. Allocation of Purchase Price to Purchased Assets Transferred on or after the Closing Date. The Buyer and the Sellers agree to allocate the Purchase Price (including the amount of Assumed Liabilities and all other capitalizable costs) among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached as Schedule 10.4, which allocation shall be prepared by the Buyer within 60 days after the Closing Date. The Buyer and the Sellers, in connection with their respective U.S. federal, state and local Tax Returns and other filings (including without limitation IRS Form 8594), shall not take any position inconsistent with such treatment and allocation. Any adjustment to the Purchase Price shall be allocated as provided in Treas. Regulation Section 1.1060-1(c).

        SECTION 10.5. Cooperation on Tax Matters.

        (a) The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and the application for Tax credits pursuant to this Article X and any audit, litigation or other proceeding with respect to Taxes relating to the Purchased Assets. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information relating to the Purchased Assets which are reasonably relevant to any such audit, litigation or other proceeding relating to the Purchased Assets and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Purchased Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

        (b) The Buyer and the Sellers further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax relating to the Purchased Assets that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby); provided, however, that no party shall be required to take any action which would reasonably be expected to have an adverse effect on such party.

                                   ARTICLE XI

                                   TERMINATION

        SECTION 11.1. Termination of Agreement. Subject to the terms of the Bid Requirements included in Exhibit 2 to the Order Approving (A) Bidding Procedures In Connection With The Sale Of Substantially All Of The Assets Of The Debtors' I.D. Business and (B) Termination Fee In Connection Therewith, dated November 19, 2001, certain of the parties may terminate this Agreement as provided below:

        (a) the Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

        (b) the Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event any Seller has breached any material representation, warranty or material covenant contained in this Agreement in a manner such that the conditions to closing set forth in Section
7.1 or 7.2 could not be satisfied;

        (c) Buyer or Seller may terminate this Agreement upon five business days notice in the event that any event, circumstance or change occurs or exists such that the conditions to the other's obligations to Closing set forth in Article VII and Article VIII, respectively, would not be satisfied as of the Closing Date unless the other party whose obligations to close are subject to such closing condition has waived compliance therewith; provided, however, that neither Buyer nor Seller shall be entitled to terminate the Agreement pursuant to this Section 11(1)(c) if the event, circumstance or change rendering the closing condition at issue incapable of being satisfied results from such party's breach of its obligations hereunder;

        (d) Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event that the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in a manner such that the conditions to closing set forth in Section 8.1 or 8.2 could not be satisfied;

        (e) the Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event Seller or the Company supplement or amend the Schedules with facts or circumstances that would reasonably be expected to have a Material Adverse Effect;

        (f) [INTENTIONALLY OMITTED];

        (g) [INTENTIONALLY OMITTED];

        (h) [INTENTIONALLY OMITTED];

        (i) [INTENTIONALLY OMITTED];

        (j) the Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event Seller has filed or supported a plan of liquidation relating to Seller that seeks to transfer or dispose of the Purchased Assets;

        (k) the Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event Seller's Chapter 11 is converted to a case under chapter 7 of the Bankruptcy Code;

        (l) [INTENTIONALLY OMITTED]; or

        (m) the Seller may terminate this Agreement if, by January 15, 2002 (the "Applicable Due Date"), all waiting periods, if any, under the HSR Act shall not have expired; provided, however, that if Buyer notifies the Seller at any time that it is prepared to make a filing or other complete submission in response to requests for additional information under the HSR Act as of a particular date certain (the "Applicable Filing Date"), and should the Seller be unable to make its corresponding filing or other complete submission in response to requests for additional information under the HSR Act as of the Applicable Filing Date, then for each day from and including such Applicable Filing Date through and including the date upon which the Seller in fact makes its filing or other complete submission in response to requests for additional information under the HSR Act, the Applicable Due Date shall be extended by an equal number of days and the right of the Seller to terminate this Agreement under this Section 11.1(m) shall be extended accordingly; provided, however, that the Applicable Due Date shall not be extended merely as a result of the receipt by the Buyer or the Sellers of a second request for additional information under the HSR Act.

        SECTION 11.2. Effect of Termination. If any party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the parties hereunder shall terminate other than those set forth in Sections 5.10 [Confidentiality] and 12.1 [Expenses], without any Liability of any party to any other party (except for any Liability of any party then in breach).

                                   ARTICLE XII

                                  MISCELLANEOUS

        SECTION 12.1. Expenses.

        (a) Except as otherwise provided herein, each party will bear his or its own costs and expenses (including legal fees and expenses or expenses of other representatives and consultants) incurred in connection with this Agreement other than as specifically set forth herein and the transactions contemplated hereby (whether consummated or not). Buyer shall pay all Transfer Taxes arising as a result of the transactions contemplated hereby relating to the Purchased Assets, not to exceed $1,350,000, for which the Buyer does not obtain relief under Section 1146(c) of the Bankruptcy Code and Seller shall pay all such Transfer Taxes in excess of $1.35 million; provided, however, that Sellers shall request from the Bankruptcy Court relief from all transfer and stamp taxes to the extent permitted by Section 1146(c) of the Bankruptcy Code.

        (b) In the event that this Agreement is rightfully terminated by Seller pursuant to 11.1(d) or 11.1(m), then Buyer shall forfeit to the Seller the Good Faith Deposit. In the event this Agreement is terminated by Buyer (x) as a result of a material breach by Seller of its obligations, representations, warranties or other agreements hereunder in a manner such that the conditions to closing set forth in Sections 7.1 or 7.2 could not be satisfied or (y) pursuant to Sections 11.1(j) or 11.1(k), then, in each such case, Seller shall return to Buyer promptly, but in no event more than two business days following the date of the termination event, by wire transfer of immediately available funds, to such account as Buyer shall designate, all of Buyer's actual reasonable expenses, not to exceed $960,000, based on reasonably detailed documentation incurred by it in connection with the transactions contemplated by this Agreement. In the event this Agreement is terminated by Buyer pursuant to Sections 11.1(a), 11.1(b), 11.1(c), 11.1(e), 11.1(j) or 11.1(k) or by Seller
pursuant to Sections 11.1(a) or 11.1(c), then, in each such case, Seller shall return to Buyer promptly, but in no event more than two business days following the date of the termination event, by wire transfer of immediately available funds, to such account as Buyer shall designate, the Good Faith Deposit, including all interest accrued with regard to such amount.

        SECTION 12.2. Press Releases and Public Announcements. Prior to the Closing, no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and Seller; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its best efforts to advise the other parties prior to making the disclosure).

        SECTION 12.3. No Third-Party Beneficiaries. Subject to the provisions of
Section 12.5, this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

        SECTION 12.4. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

        SECTION 12.5. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns. The parties may assign this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that such assignment by the Buyer shall not relieve the Buyer thereupon of its obligations under this Agreement and, provided, further, that, upon the request of the Seller, the Buyer shall provide a guarantee of the obligations of any assignee of the Buyer.

        SECTION 12.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        SECTION 12.7. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 12.8. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        (a)    If to Seller, addressed as follows:

                      Polaroid Corporation
                      784 Memorial Drive
                      Cambridge, Massachusetts  02139
                      Attention: Mr. Arthur Braunstein
                      Facsimile No.:  (781) 833-2182

                      with a copy to:

                      Skadden, Arps, Slate, Meagher & Flom LLP
                      One Rodney Square
                      Wilmington, Delaware  19801
                      Attention:  Gregg M. Galardi
                      Facsimile No.: (302) 651-3001
                                   and

                      Riemer & Braunstein LLP
                      Three Center Plaza
                      Boston, Massachusetts 02108-2003
                      Attention: Adam W. Jacobs
                      Facsimile No.: (617) 880-3456

        (b)    If to the Buyer, addressed as follows:

                      Digimarc Corporation
                      19801 SW 72nd Ave., Suite 100
                      Tualatin, Oregon 97062
                      Attention:  Bruce Davis
                      Telecopy No.:  (503) 495-4577

                      with a copy to:

                      Morrison & Foerster LLP
                      425 Market Street
                      San Francisco, California  94105-2482
                      Attention:  Gavin B. Grover
                      Telecopy No.:  (415) 268-7522

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

        SECTION 12.9. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

        SECTION 12.10. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Seller. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        SECTION 12.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        SECTION 12.12. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

        SECTION 12.13. Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        SECTION 12.14. Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.8 above. Nothing in this Section 12.14, however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            POLAROID CORPORATION

                                            By:   /s/ Ian Shiers
                                               ---------------------------------
                                               Name:
                                               Title:


                                            POLAROID ID SYSTEMS, INC.


                                            By:   /s/ Arthur Braunstein
                                               ---------------------------------
                                               Name:
                                               Title:


                                            DIGIMARC CORPORATION


                                            By:   /s/ Bruce Davis
                                               ---------------------------------
                                               Name:  Bruce Davis
                                               Title: CEO

           List of Schedules and Exhibits to the Asset Purchase Agreement

 1.      Form of Assignment and Assumption Agreement
 2.      Form of Bill of Sale
 3.      Form of Second Escrow Agreement
 4.      Form of Escrowed Assignment Agreements
 5.      Form of Escrow Agreement
 6.      Form of Intellectual Property Assignment and License Agreement
 7.      Form of Shared Services Agreement
 8.      Form of Transition Services Agreement
 9.      Sale Procedures Order
10.      Sale Order
11.      Form of ID Products Supply Agreement
12.      Disclosure Schedule